                                                            Exhibit k(iv)
MERRILL LYNCH
BANK USA
(A Wholly Owned Subsidiary of
Merrill Lynch & Co., Inc.)

Consolidated Financial Statements (Unaudited) for the  Quarterly and
Year-to-Date Periods Ended
September 29, 2006 and September 30, 2005 (as Restated)

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

----------------------------------------------------------------------------

TABLE OF CONTENTS

                                                                        Page

FINANCIAL STATEMENTS (Unaudited):

  Consolidated Balance Sheets                                               1

  Consolidated Statements of Earnings                                       2

  Consolidated Statements of Changes in Stockholder's Equity
3

  Consolidated Statements of Cash Flows                                   4-5

  Notes to Consolidated Financial Statements                             6-30

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)
For the Quarter and Year-to-Date Periods Ended July 1, 2005 and June 25,
2004
----------------------------------------------------------------------------
(Dollars in thousands)

 MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co.,
Inc.)

CONSOLIDATED BALANCE SHEETS (Unaudited) As Restated (Note 2)

---------------------------------------------------------------------------------------
(Dollars in thousands, except share amounts)
                                                       September
                                                          29,        December 30,
                                                          2006           2005
                                                      -------------  -------------
Assets

                                                      $              $
  Cash and due from banks                             180,262        287,638

  Cash equivalents                                    300,000        3,900,000

  Federal funds sold                                  -                 25,000

  Trading assets                                      1,808,817       1,039,829
  Securities (includes securities pledged as
collateral that can
    be sold or repledged of $1,007,925 and $40,614 at

    September 29, 2006 and December 30, 2005)         21,009,005      13,025,147

  Loans and leases held for sale                      3,542,113       4,869,596

  Loans and leases receivable                         32,522,752      36,160,157

  Allowance for loan and lease losses                 (258,569)      (237,005)

  Loans and leases receivable, net                    32,264,183     35,923,152

  Accrued interest receivable                         273,039        242,309

  Property and equipment, net                         26,631         44,041

  Net deferred income taxes                           257,062        217,219

  Derivative assets                                   75,025         189,319

  Investment in Federal Home Loan Bank                121,602        121,602

  Fees receivable                                     41,272         47,896

  Receivable from Parent and affiliates               42,858         80,692

  Other assets                                        320,305        491,831

                                                        $              $
Total assets                                          60,262,174     60,505,271

Liabilities and Stockholder's Equity

Liabilities
                                                        $              $
  Deposits                                            50,839,415     52,783,371
  Federal funds purchased and securities

    sold under agreements to repurchase               1,522,956      400,000

  Unsettled securities payable                        529,140        -

  Payable to Parent and affiliates                    98,346         416,282

  Current income taxes payable                        239,592        114,662

  Subordinated debt                                   250,000        250,000

  Other liabilities                                   611,822        612,741

           Total liabilities                          54,091,271     54,577,056

Stockholder's equity
  Preferred stock, 6% noncumulative, par value
$1,000;
    1,000,000 shares authorized, issued, and
outstanding                                           1,000,000      1,000,000
  Common stock, par value $1; 1,000,000 shares
authorized,

    issued, and outstanding                           1,000          1,000

  Paid-in capital                                     2,441,358      2,367,679

  Retained earnings                                   2,717,760      2,570,337

  Accumulated other comprehensive loss, net of tax    10,785         (10,801)

          Total stockholder's equity                  6,170,903      5,928,215

                                                        $              $
Total liabilities and stockholder's equity            60,262,174     60,505,271

----------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch &
Co., Inc.)

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited) As Restated (Note 2)

-----------------------------------------------------------------------------------------
(Dollars in thousands)
                                           Three Months Ended       Nine Months Ended
                                       September   September     September    September
                                         29,          30,           29,          30,
                                         2006         2005         2006          2005
                                       ---------   -----------  ------------  -----------

Interest income:

                                        $          $            $              $
  Loans and leases receivable          747,825     572,695      2,204,341     1,520,061
  Mortgage-backed and asset-backed
securities                             194,571     183,164      477,268       510,071
  U.S. Treasury and government agency
securities                             33,678      1,123        94,113        14,144
  Non-U.S. government agency
securities                             1,880       6,103        5,190         15,477
  Corporate and other debt securities
                                       1,567       23,423       4,025         63,128

  Trading assets                       18,568      14,178       42,484        40,026
  Federal funds sold, securities
purchased under
     agreements to resell, and cash
equivalents                            13,643      6,081        71,015        20,643

          Total interest income        1,011,732   806,767      2,898,436     2,183,550

                                       -           -            -             -
Interest expense:

  Deposits                             446,888     286,710      1,246,497     761,811
  Federal funds purchased and
securities
     sold under agreements to
repurchase                             7,767       42,573       16,609        107,492

  Parent and affiliated companies      4,360       1,673        11,842        4,232

  Other borrowings                     7,197       7,812        19,001        13,034

          Total interest expense       466,212     338,768      1,293,949     886,569

                                       -           -            -             -

Net interest income                    545,520     467,999      1,604,487     1,296,981
(Recovery) provision for loan and
lease losses                           (6,938)     47,362       34,766        107,955
Net interest income after provision
for loan and lease losses              552,458     420,637      1,569,721     1,189,026

Noninterest income:

  Credit and banking fees              124,452     110,287      348,513       297,714

  Servicing and other fees, net        93,986      80,656       264,709       216,675
  Transfer service, subaccountant,
registrar, and fiscal agent            67,670      63,594       202,390       191,114

  Gain on sales of loans, net          38,355      2,832        63,316        36,628

  Trustee fees                         8,529       8,173        25,678        24,998

  Equity and partnership interests     13,984      18,838       20,049        28,544

  Gain on sales of securities, net     1,446       1,824        13,459        49,581
  Trading gain (loss), net
                                       736         14           11,748        (1,086)
  (Loss) gain on non-hedging
derivatives, net                       (45,305)    11,152       (31,817)      16,924

  Other                                12,786      8,747        37,895        14,718

           Total noninterest income    316,639     306,117      955,940       875,810

Noninterest expenses:

  Compensation and benefits            107,130     89,247       363,353       258,941

  Deposit administration fees          35,334      33,151       103,719       102,038
  Service fees to Parent and
affiliates                             22,595      16,734       58,009        41,079

  Communications and technology        18,159      16,242       53,082        51,052

  Loan servicing and administration    8,037       7,068        26,930        25,367

  Occupancy and related depreciation   4,945       4,358        14,459        12,999

  Professional fees                    5,460       4,567        13,094        14,954

  Trust management fees                3,715       3,727        11,079        10,766

  FDIC and state assessments           2,157       2,439        6,612         7,375
  (Recovery) provision for unfunded
loan commitments                       (3,934)     8,633        4,184         29,705

  Other                                7,915       13,218       31,730        30,544

          Total noninterest expenses   211,513     199,384      686,251       584,820

Earnings before income taxes           657,584     527,370      1,839,410     1,480,016

  Income taxes                         235,509     189,243      654,799       532,936

                                        $          $            $             $
Net earnings                           422,075     338,127      1,184,611     947,080

-----------------------------------------------------------------------------------------

The accompanying notes are an
integral part of these consolidated
financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY (Unaudited)
As Restated (Note 2)
For the Nine Months Ended September 29, 2006 and September
30, 2005
--------------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                       Accumulated
                                                                         Other
                                                                        Compre-     Total
                                                                        hensive    Stock-
                                Preferred   Common  Paid-in  Retained    Income   holder's
                                  Stock     Stock   Capital  Earnings    (Loss)    Equity

                                 $           $        $        $       $            $
Balance, December 31, 2004     1,000,000   1,000    2,367,6791,861,346 (5,335)    5,224,690

Comprehensive income:

  Net earnings                                               947,080              947,080
  Other comprehensive income:
    Net unrealized losses on
      securities (net of tax
benefit of $5,419)                                                     (9,171)    (9,171)
    Deferred losses on cash
flow
      hedges (net of  reclassification of
$2,020
      of gains included in
earnings,
      and net of a tax
benefit of $2,794)                                                     (4,402)    (4,402)

 Total comprehensive income                                                       933,507
 Capital distribution
resulting from internal

    reorganization (Note 2)                                  (58,092)             (58,092)

 Cash dividends declared                                     (240,000)            (240,000)
                                 $           $        $        $         $          $
Balance, September 30, 2005    1,000,000   1,000    2,367,6792,510,334 (18,908)   5,860,105

                                 $           $        $        $         $          $
Balance, December 30, 2005     1,000,000   1,000    2,367,6792,570,337 (10,801)   5,928,215

Comprehensive income:

  Net earnings                                               1,184,611            1,184,611
  Other comprehensive income:
    Net unrealized gains on
      securities (net of
taxes of $9,764)                                                       17,522     17,522
    Deferred gains on cash
flow
      hedges (net of
reclassification of $390
   of gains included in
earnings,
      and net of taxes of
$2,540)                                                                4,064      4,064

 Total comprehensive income                                                       1,206,197
 Capital contribution
received (Note 2)                                   73,679                        73,679
 Capital contribution from an
affiliate                                                    60,000               60,000
 Capital distribution
resulting from internal

   reorganization (Note 2)                                   (49,509)             (49,509)

 Cash dividends declared                                     (1,047,679)          (1,047,679)

                                 $           $        $        $       $            $
Balance, September 29, 2006    1,000,000   1,000    2,441,3582,717,760 10,785     6,170,903

--------------------------------------------------------------------------------------------

The accompanying notes are an integral
part of these consolidated financial
statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) As
Restated (Note 2)
-------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                Nine Months Ended

                                                              September   September
                                                                 29,         30,
                                                                2006         2005
                                                             ------------ -----------
                                                             ------------ -----------
Cash Flows From Operating Activities
  Net earnings                                                 $            $
                                                               1,184,611     947,080
  Adjustments to reconcile net earnings to net cash
provided by (used for)
      operating activities:
      Provision for loan and lease losses
                                                                  34,766     107,955
      Provision for unfunded loan commitments
                                                                   4,184      29,705
      Lower of cost or market adjustments on loans and
leases held for sale                                            (29,124)      44,807
      Gains on sales of securities
                                                                (13,459)    (49,581)
      Deferred income taxes
                                                                (26,616)    (74,476)
      Depreciation and amortization
                                                                   7,392       7,478
      Accretion of discount
                                                                   1,147      11,433
      Losses on trading assets
                                                                     900      10,232
      Losses (gains) on non-hedging derivatives, net
                                                                  31,817    (16,924)
      Gains on sale of loans
                                                                (34,192)    (81,435)
      Capital distribution resulting from internal
reorganization (Note 2)                                         (49,509)    (58,092)
      Other
                                                                (40,940)      26,292

  Changes in operating assets and liabilities:
      Origination, purchases, and drawdowns on loans and
leases held for sale, net of repayments                      (6,096,423)  (7,218,756)
      Net proceeds from sales of loans and leases held for
sale                                                           6,352,673   7,823,563
      Purchases of trading assets
                                                             (5,580,830)  (5,567,562)
      Proceeds from sales and maturities of trading
securities                                                     4,822,729   5,940,485
          Proceeds from the sales of mortgage servicing
assets                                                             8,044         118
  Net change in:
      Accrued interest receivable
                                                                (82,549)    (20,893)
      Net deferred income taxes
                                                                   (506)     (5,429)
      Current income taxes payable
                                                                 123,833    (38,838)
      Receivable from Parent and affiliated companies
                                                               3,288,111   (628,096)
      Payable to Parent and affiliated companies
                                                               5,274,727     748,421
      Other, net
                                                              (120,580)   (347,012)
            Net cash provided by operating activities
                                                               9,060,206   1,590,475

Cash Flows From Investing Activities
  Proceeds from (payments for) securities:
       Purchases
                                                             (13,059,086) (10,369,364)
       Sales
                                                               4,163,574  14,913,749
       Maturities
                                                               1,551,738   5,897,601
  Net change in:
Federal funds sold
                                                                  25,000    (75,000)
Loans and leases receivable
                                                             (3,483,267)  (5,344,071)
Cash received from counterparties to collaterize derivative
obligations, net                                                (64,975)     154,891
  Purchases of property and equipment
                                                                (4,245)     (7,171)
             Net cash (used for) provided by investing
activities                                                   (10,871,261)  5,170,635

Cash Flows From Financing Activities
  Increase (decrease) in:
       Deposits
                                                             (1,943,956)  (4,251,396)
       Federal funds purchased and securities sold under
agreements to repurchase                                       1,122,956  (3,840,134)
          Additional paid in capital
                                                                  73,679           -
  Capital contribution from an affiliate
                                                                  60,000           -
  Payment of dividends
                                                             (1,209,000)   (60,000)
             Net cash used for financing activities
                                                             (1,896,321)  (8,151,530)

             Increase in cash, due from banks and cash
equivalents                                                  (3,707,376)  (1,390,420)
Cash, due from banks and cash equivalents, beginning of year
                                                             4,187,638    1,592,891

Cash, due from banks and cash equivalents, end of period       $            $
                                                               480,262     202,471

-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) As Restated (Note 2) (continued)

--------------------------------------------------------------------------------------
(Dollars in thousands)
                                                                 Nine Months Ended
                                                             September     September
                                                                29,           30,
                                                                2006          2005
                                                             -----------   -----------

Supplemental Disclosures of Cash Flow Information
  Cash paid during the period for:

                                                              $            $
Interest                                                     1,283,362     548,328

Income taxes                                                 531,404       256,604

Supplemental Disclosures of Noncash Investing
  and Financing Activities:

                                                             $             $
Unsettled purchases of securities with the related payable   529,140       -
     recorded in liabilities

Transfers of repossessed assets from loans to other assets      179,431    69,637
Dividends declared and unpaid
                                                                 15,000    200,000
Unrealized gains (losses) on available-for-sale securities,
net of taxes                                                 17,522        (9,171)

Unrealized gains (losses) on cash flow swaps, net of taxes   4,064         (4,402)

Charge-offs on loans and leases                              (31,221)        (39,012)

--------------------------------------------------------------------------------------

The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

--------------------------------------------------------------------------------------
The accompanying notes are an integral part of these
consolidated financial statements (unaudited).

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

For a complete discussion of Merrill Lynch Bank USA's ("MLBUSA" or the
"Bank") accounting policies, refer to the Bank's 2005 audited consolidated financial statements.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements of MLBUSA include the accounts of MLBUSA and it subsidiaries.  MLBUSA's subsidiaries are controlled through a majority voting interest or are controlled through a risks and rewards approach required by the Financial Accounting Standards Board ("FASB") Revised
Interpretation No. ("FIN") 46R Consolidated Variable Interest Entities.
All significant intercompany accounts and transactions between MLBUSA and its subsidiaries have been eliminated.  Although the interim amounts are unaudited, they do reflect all normal recurring adjustments that, in the opinion of management, are necessary for the fair statement of the consolidated financial statements for the interim periods.  See Note 2 for a discussion of an internal reorganization that affected MLBUSA, which occurred on August 5, 2006.

These unaudited consolidated financial statements should be read in conjunction with the Bank's audited 2005 consolidated financial statements.  The nature of MLBUSA's business is such that the results of any interim period are not necessarily indicative of results for a full year.  In presenting the consolidated financial statements, management makes estimates that affect the reported amounts and disclosures in the financial statements.  Estimates, by their nature, are based on judgment and available information.  Therefore, actual results could differ from those estimates and could have a material impact on the consolidated financial statements, and it is possible that such changes could occur in the near term.

The unaudited consolidated financial statements prior to September 29,
2006 have been restated to reflect the internal reorganization, described in Note 2, where appropriate, to reflect the contribution of the common stock of Financial Data Services ("FDS") to MLBUSA.  In addition, certain reclassifications have been made to prior period financial statements to conform to the current period presentation.

MLBUSA's 2006 fiscal quarters end on the last Friday of March, June,
September, and December. MLBUSA's 2005 fiscal quarters ended on the first
Friday in April and July and the last Friday in September and December.

Effective July 1, 2006, Merrill Lynch & Co. (the "Parent") transferred
100% of its ownership interest in MLBUSA to Merrill Lynch Group Inc. ("ML
Group"), a wholly owned subsidiary of Merrill Lynch & Co.

Transfer Agent, Subaccountant, Registrar, and Fiscal Agent Fees - The Bank
accrues fees monthly once services have been rendered in accordance with the terms of the various agreements it has with the mutual funds it services.

Investment in Merrill Lynch Mortgage and Investment Corp. ("MLMIC") - As
part of the previously referenced internal reorganization, MLBUSA contributed its ownership interests in Merrill Lynch Credit Corporation
("MLCC") and Merrill Lynch Community Development Corporation ("MLCDC") to a
joint venture in exchange for a 14.6 percent ownership interest in MLMIC.
The Bank accounts for its minority interest ownership of MLMIC on the equity basis of accounting. Minority interest income is recorded in Other income, net of taxes.

Recently Issued Accounting Pronouncements - In September 2006, the
Financial Accounting Standards Board ("FASB") issued SFAS No. 158,
"Employers' Accounting for Defined Benefit Pension and Other Postretirement
Plans, an amendment of FASB Statements No. 87, 88, 106 and 132R" ("SFAS
158").  SFAS 158 requires an employer to recognize the overfunded or underfunded status of its defined benefit postretirement plans, measured as the difference between the fair value of plan assets and the benefit obligation as an asset or liability in its statement of financial condition.  Upon adoption, SFAS 158 requires an entity to recognize previously unrecognized actuarial gains and losses and prior service costs within accumulated other comprehensive income, net of tax.  These provisions are effective for the Bank for year-end 2006.  SFAS 158 also requires defined benefit plan assets and benefit obligations to be measured as of the date of the company's fiscal year-end.  The Bank has historically used a September 30 measurement date.  Under the provisions of SFAS 158, the Bank will be required to change its measurement date to coincide with its December year-end.  This provision of SFAS 158 will be effective for the Bank beginning with year-end 2008.  MLBUSA is currently assessing the impact of adoption of SFAS 158, but does not expect it to have a material impact on its consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements
("SFAS 157").  SFAS 157 defines fair value, establishes a framework for measuring fair value and enhances disclosures about fair value measurements.  SFAS 157 nullifies the guidance in EITF Issue No. 02-3,
"Issues Involved in Accounting for Derivative Contracts Held for Trading
Purposes and Contracts Involved in Energy Trading and Risk Management
Activities" ("EITF No. 02-3") that prohibits recognition of day one gains or losses on derivative transactions where model inputs that significantly impact valuation are not observable.  SFAS 157 also prohibits the use of block discounts for large positions of unrestricted financial instruments that trade in an active market and requires an issuer to incorporate changes in its own credit spreads when determining the fair value of its liabilities.  SFAS 157 is effective for fiscal years beginning after
November 15, 2007 with early adoption permitted.  The provisions of SFAS
157 are to be applied prospectively, except that the provisions related to block discounts and existing derivative financial instruments measured under EITF 02-3 are to be applied as a one-time cumulative effect adjustment to opening retained earnings in the year of the adoption.
MLBUSA is currently evaluating whether it will early adopt SFAS 157 as of the first quarter of fiscal 2007 as permitted and whether the impact of adoption will have a material impact on the financial statements.
In September 2006, the Securities and Exchange Commission issued Staff
Accounting Bulletin No. 108 ("SAB No. 108") to provide guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB No. 108 requires a company to apply an approach that considers the amount by which the current year income statement is misstated ("rollover approach") and an approach that considers the cumulative amount by which the current year balance sheet is misstated ("iron curtain approach"). Prior to the issuance of SAB No. 108, many companies applied either the rollover or iron-curtain approach for purposes of assessing materiality of misstatements.  SAB No. 108 is effective for fiscal years ending after
November 15, 2006. Upon adoption, SAB No. 108 allows a one-time cumulative effect adjustment against retained earnings for those prior year misstatements that were not material under a company's prior approach, but that are deemed material under the SAB No. 108 approach.  The Bank does not expect the impact of the adoption of SAB No. 108 to have a material impact on the consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for
Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109
("FIN 48").  FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company's financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  The standard also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 will be effective for the Bank beginning in the first quarter of 2007. The Bank is currently evaluating the impact of adopting the interpretation.

In April 2006, the Financial Accounting Standards Board ("FASB") issued a
FASB Staff Position ("FSP") FIN 46(R)-6, Determining the Variability to be
Considered in Applying FIN 46R ("the FSP").  The FSP clarifies how companies must evaluate whether a contract or arrangement creates or absorbs variability based on an analysis of the entity's design.  The
"by-design" approach may impact a company's determination of whether an entity is a variable interest entity and which party, if any, is the primary beneficiary.  The Bank adopted the FSP beginning in the third quarter of 2006 for all new entities with which MLBUSA became involved.
The Bank will apply the provisions of the FSP to all entities previously required to be analyzed under FIN 46R when a reconsideration event occurs as defined under paragraph 7 of the interpretation.  The adoption of the
FSP during the third quarter did not have a material impact on MLBUSA consolidated financial statements.

In March 2006, the FASB issued Statement of Financial Accounting Standards
("SFAS") No. 156, Accounting for Servicing of Financial Assets (SFAS No.
156).  SFAS No. 156 amends SFAS No. 140, Accounting for Transfers and
Servicing of Financial Assets and Extinguishments of Liabilities, to
require all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable. SFAS
No. 156 also permits servicers to subsequently measure each separate class of servicing assets and liabilities at fair value rather than at the lower of cost or market.  For those companies that elect to measure their servicing assets and liabilities at fair value, SFAS No. 156 requires the difference between the carrying value and fair value at the date of adoption to be recognized as a cumulative effect adjustment to retained earnings as of the beginning of the fiscal year in which the election is made.  SFAS No. 156 is effective for the Bank beginning in the first quarter of 2007.  The Bank is currently assessing the impact of adoption.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain
Hybrid Financial Instruments an amendment of FASB Statements No. 133 and
140 (SFAS No. 155).  SFAS No. 155 permits interests in hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date.
The Bank expects to adopt the standard beginning in the first quarter of
2007. At adoption, any difference between the total carrying amount of the individual components of the existing bifurcated hybrid financial instruments and the fair value of the combined hybrid financial instruments will be recognized as a cumulative-effect adjustment to beginning retained earnings. The Bank is currently assessing the impact of adopting SFAS No. 155.

Effective for the first quarter of 2006, Merrill Lynch & Co. adopted the provisions of SFAS No. 123 (revised 2004), Share-Based Payment, a revision of SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No.
123R"). The Bank participates in the Parent's stock based compensation plans and is affected by the Parent's adoption of SFAS No. 123R. Under SFAS
No. 123R, compensation expense for share-based awards that do not require future service is recorded immediately, and share-based awards that require future service continue to be amortized into expense over the relevant service period. The Parent adopted SFAS No. 123R under the modified prospective method whereby the provisions of SFAS No. 123R are generally applied only to share-based awards granted or modified subsequent to adoption. Thus, for MLBUSA, SFAS No. 123R requires the immediate expensing of share-based awards granted or modified in 2006 to retirement-eligible employees, including awards that are subject to non-compete provisions.  The total expense for the stock-based compensation awards for the 2005 performance year granted to retirement-eligible employees in January 2006 is being recognized in the first quarter of 2006. In addition, beginning with performance year 2006, for which the Bank expects to grant stock awards in early 2007, MLBUSA will accrue the expense for future awards granted to retirement eligible-employees over the award performance year. Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

Prior to the adoption of SFAS No. 123R, the Bank had recognized expense for share-based compensation over the vesting period stipulated in the grant for all employees, including those who had satisfied retirement eligibility criteria but were subject to a non-compete agreement that applied from the date of retirement through each applicable vesting period. MLBUSA had accelerated any unrecognized compensation cost for such awards if a retirement-eligible employee left the firm. Because SFAS No.
123R applies only to awards granted or modified in 2006, expenses for share-based awards granted prior to 2006 to employees who were retirement-eligible with respect to those awards prior to the adoption of
SFAS No. 123R must continue to be amortized over the stated vesting period.

The Bank participates in the Parent's long term incentive compensation plans.  The Parent, after completing a comprehensive review of all stock-based incentive compensation awards, determined that future stock grants should contain more stringent provisions regarding age and length of service requirements for employees to be eligible to retire while the stock awards continue to vest.  To facilitate transition to the more stringent future requirements, the terms of most outstanding stock awards previously granted to employees were modified, effective March 31, 2006, to be immediately eligible for retirement with respect to those earlier awards, though the vesting and non-compete provisions for those awards remain in force.  As the provisions of SFAS No. 123R also apply to awards modified in 2006, these modifications required the Bank to record an additional one-time compensation expense in the first quarter of 2006 for the remaining unamortized amount of all awards to employees who had not previously been retirement-eligible under the original provisions of those awards.  Compensation expense for all future stock awards granted to employees not eligible for retirement with respect to those awards will be recognized over the applicable vesting period.

The one-time charge associated with the adoption of SFAS No. 123R and the policy modifications to previous awards resulted in a net charge to compensation expense in 2006 of approximately $72 million pre-tax and $44 million after-tax. The adoption of SFAS No. 123R resulted in a first quarter charge to compensation expense of approximately $34 million pre-tax and $21 million after-tax.  Policy modifications to previous awards amounted to $38 million of the pre-tax charge and $23 million of the after-tax charge.

2. INTERNAL REORGANIZATION

In July 2006, Merrill Lynch Trust Company, FSB ("MLTC-FSB"), an affiliate of the Bank, received approval from the Office of Thrift Supervision
("OTS") to become a full service thrift institution as part of an internal reorganization of certain banking businesses of the Parent.  The reorganization provides the Parent with a more efficient platform to deliver banking products and services to clients and a more effective avenue for future growth.

On August 5, 2006, Merrill Lynch Bank & Trust Co. ("MLB&T"), an existing
FDIC-insured depository institution affiliate of MLBUSA, was merged with
MLTC-FSB, and MLTC-FSB was renamed Merrill Lynch Bank & Trust Co., FSB
("MLBT-FSB").  The new entity is regulated by the OTS and its deposits are insured by the FDIC.  As part of the internal reorganization, MLBUSA received all common shares of FDS, a wholly-owned indirect subsidiary of
Parent principally serving as transfer agent, subaccountant, registrar, and fiscal agent for mutual funds and money market deposit accounts, as a capital contribution.  MLBUSA is accounting for the contribution of FDS'
ownership interest in accordance with SFAS No. 141, Business Combinations,
Appendix D in a manner similar to a pooling of interests.  Pooling of interests accounting prescribes that the consolidated financial statements be restated so that the business received is reflected in the consolidated financial statements as if it had been transferred as of the beginning of the reported upon periods, or December 31, 2004. The pooling of interests resulting from the addition of FDS to the MLBUSA consolidated entity is an increase of $58,768 to the Bank's total stockholder's equity on December
31, 2004, and an increase in net earnings of $194,677 and $175,131 in the first nine months of 2006 and 2005, respectively.  Certain taxes paid by
FDS on behalf of its previously owned subsidiary were recharacterized as distributions of capital as a result of the internal reorganization.

The table below sets forth the reconciliation of revenue and income of the
Bank and FDS with the combined amounts presented in the accompanying consolidated statements of earnings for the nine months ended September
30, 2005:

                    For The Nine Months Ended September 30, 2005
-----------------------------------------------------------------

                               BUSA        FDS     Consolidated
Net interest income
  after recovery of prior
                            $            $          $
  loan loss provision      1,187,211    1,815      1,189,026
                            $            $          $
Noninterest income         541,301      334,509    875,810
Net earnings                $            $          $
                           771,949      175,131    947,080

In addition, MLBUSA and MLBT-FSB organized a Delaware corporation named
Merrill Lynch Mortgage and Investment Corp. ("MLMIC").  On August 5, 2006
MLBUSA contributed all common shares of Merrill Lynch Credit Corporation
("MLCC"), a subsidiary serving primarily as a mortgage banker, and Merrill
Lynch Community Development Company, LLC ("MLCDC"), a subsidiary serving primarily to make or purchase loans and investments to low and moderate income borrowers in exchange for a 14.6 percent ownership interest of
MLMIC's common shares. This asset disposal is accounted for as a transfer of MLBUSA's ownership interests in MLCC and MLCDC to MLMIC. MLBUSA recorded its interest in the common shares of MLMIC it received in an amount equal to MLBUSA's recorded investments in the disposed of entities.
As MLBUSA has retained a significant ongoing involvement in these entities, the assets and operating results of MLCC and MLCDC are included in MLBUSA's assets and operating results until August 5, 2006.

3. CASH EQUIVALENTS

Cash equivalents include federal funds sold of $300,000 as of September
29, 2006 and securities purchased under agreements to sell of $3,900,000 as of December 30, 2005.  The estimated fair value of the securities received as collateral for these transactions that can be sold or pledged by MLBUSA totaled $0 and $3,945,352 as of September 29, 2006 and December
30, 2005, respectively.

4.  SECURITIES

Securities reported on the consolidated balance sheets are as follows:

                             September 29,     December 30,
                                  2006             2005
                             ---------------   -------------
     Available-for-sale        $                 $
                             18,723,604        10,744,152

     Held-to-maturity        2,000             4,000

     Non-qualifying  (1)     2,283,401         2,276,995

                               $                 $
     Total                   21,009,005        13,025,147

(1)   Non-qualifying includes a corporate preferred stock issue that does not qualify as a debt or marketable equity security under SFAS No.
      115, Accounting for Certain Investments in Debt and Equity Securities
      ("SFAS No. 115").

Information regarding investment securities subject to SFAS No. 115 follows:

                                              September 29, 2006
                           ---------------------------------------------------------
                                             Gross         Gross
                             Amortized     Unrealized   Unrealized      Estimated
                               Cost          Gains        Losses       Fair Value
                           --------------  -----------  ------------  --------------

Available-for-sale
                             $               $            $             $
  Asset-backed securities  7,539,716       14,253       (5,236)       7,548,733
  Mortgage-backed
securities                 10,537,489      68,932       (59,741)      10,546,680
  U.S. Treasuries and

     government securities 163,804         -            (8,274)       155,530
  Corporate debt
securities                 226,550         815          (57)          227,308
  Non-U.S. government
securities                 244,740         613          -             245,353

                             $               $            $             $
  Total                    18,712,299      84,613       (73,308)      18,723,604

Held-to-maturity

  Mortgage-backed          $                 $            $           $
securities                 2,000             -             -          2,000

MERRILL LYNCH BANK USA
(A Wholly Owned Subsidiary of Merrill Lynch & Co., Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited) As Restated (Note 2)
For the Quarterly Periods Ended September 29, 2006 and September 30, 2005
----------------------------------------------------------------------------
(Dollars in thousands)

                             December 30,
                                 2005
                            --------------------------------------------------------
                            --------------------------------------------------------
                                              Gross        Gross
                              Amortized     Unrealized   Unrealized     Estimated
                                Cost          Gains        Losses      Fair Value
                            --------------  -----------  -----------  --------------
                            --------------  -----------  -----------  --------------

Available-for-sale
  Asset-backed securities               $     $            $                      $
                                6,043,290        3,896      (8,882)       6,038,304
  Mortgage-backed
securities                      4,184,919       13,969     (56,027)       4,142,861
  U.S. Treasuries and
     government securities                           -
                                  163,736                   (6,767)         156,969
  Corporate debt securities
                                   92,074          471        (481)          92,064
  Non-U.S. government
securities                        230,317        6,874       -              237,191
  Other
                                 74,522        5,661       (3,420)         76,763

  Total                                $      $            $                     $
                             10,788,858       30,871      (75,577)     10,744,152

Held-to-maturity
  Mortgage-backed                   $         $            $                  $
securities                        4,000       -            -                4,000

At September 29, 2006 and December 30, 2005, $529,140 and $0, respectively, of security purchases were unsettled with the related payable reported in unsettled securities payable.

The activity from sales of securities is summarized below:

                           Three Months                   Nine Months
                               Ended                         Ended
                           September       September      September     September 30,
                              29,             30,            29,
                              2006            2005           2006           2005
                          -------------   -------------  -------------  --------------
                          -------------   -------------  -------------  --------------

Available-for-sale
Proceeds                    $               $              $                        $
                               349,780       6,117,231      4,163,574      14,913,749
Net realized gains (1)
                                 1,446           1,824         13,459          49,581
Tax provision
                                   664             371          5,872          17,307

Trading
Proceeds                    $               $              $                        $
                             1,001,268       2,092,821      4,655,615       5,649,662
Realized losses
                                   (7)         (4,900)          (900)        (10,232)
Tax benefit
                                   (3)         (1,826)          (240)         (3,818)

(1)   Includes (gains) losses on derivatives hedging the
      available-for-sale portfolio for the three months ended September
      29, 2006 and September 30, 2005 of $(3,629) and $23,418,
      respectively, and the nine months ended September 29, 2006 and
      September 30, 2005 of $(41,220) and $86,279.

Available-for-sale securities with unrealized losses as of September 29,
2006 and December 30, 2005 are presented in the following table by the length of time individual securities have been in a continuous unrealized loss position.  The fair value and unrealized loss amounts are reported net of derivatives qualifying as hedges.

-------------------------------------------------------------------------------------------------
                                                                September 29, 2006
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                                    Less than 12 months       Greater than 12
                                                                                  months
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                         Gross                   Gross                   Gross
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
             Amortized    Estimated   Unrealized   Estimated   Unrealized   Estimated   Unrealized
               Cost      Fair Value      Loss      Fair Value     Loss      Fair Value    Loss
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
              $                    $   $           $            $                     $  $
Asset-backed 1,255,330     1,250,094      (5,236)   1,073,846       (492)       176,248  (4,744)
securities
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

Mortgage-back2,183,641     2,177,775      (5,866)   1,900,573     (1,565)       277,202  (4,301)
securities
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
  U.S.
Treasuries                                                                            -        -
and
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

government     163,804       157,926      (5,878)   79,892       (111)        78,034
securities                                                                              (5,767)
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
  Corporate
debt            80,003        79,892        (111)           -           -        79,892    (111)
securities
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
  Non-U.S.
government     244,740       236,460      (8,280)      -           -         236,460    (8,280)
securities
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
Total         $                    $   $           $            $                     $  $
             3,927,518     3,902,147     (25,371)   3,054,311     (2,168)       847,836 (23,203)
-------------==========-=============-========================-===========-======================
-------------==========-=============-========================-===========-======================

-------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                           December 30, 2005
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                                    Less than 12      Greater than 12
                                                       months             months
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                                         Gross              Gross               Gross
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                Amortized    Estimated Unrealized EstimateUnrealized EstimatedUnrealized
                   Cost      Fair        Loss     Fair      Loss     Fair       Loss
                               Value               Value              Value
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
                          $   $         $          $        $         $         $
Asset-backed      2,852,708  2,845,977   (6,731)  2,000,121   (932)   845,856  (5,799)
securities
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

Mortgage-backed   2,255,358  2,248,246   (7,112)  1,856,881 (6,016)   391,365  (1,096)
securities
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
  U.S.
Treasuries
and
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

government          163,736   161,350    (2,386)        -         -   161,350  (2,386)
securities
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
  Non-U.S.
government          194,681   187,469    (7,212)        -         -   187,469  (7,212)
securities
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
  Other
                     59,523    56,103    (3,420)        -         -    56,103  (3,420)
---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------
Total                     $   $         $          $        $         $         $
                  5,526,006  5,499,145  (26,861)  3,857,002 (6,948)  1,642,143 (19,913)
---------------=============-=========-==========-========-=========-=========-========
---------------=============-=========-==========-========-=========-=========-========

---------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------

As of September 29, 2006 and December 30, 2005, approximately 88 percent and 89 percent, respectively, of the securities with unrealized losses are either AA or AAA rated.  MLBUSA has the ability and the intent to hold these securities for a period of time sufficient for a forecasted market price recovery of at least the amortized cost of the securities.

No securities have been identified as other-than-temporarily impaired in
2006 or 2005.

                                      Three Months Ended             Nine Months Ended
                                 September 29,   September 30,  September 29,  September 30,
                                     2006            2005           2006           2005
                                 --------------  -------------- -------------- --------------
                                 --------------  -------------- -------------- --------------

Net unrealized holding gains
(losses)
  arising during the period,
  net of taxes                       $   4,850               $      $   9,916              $
                                                      (10,187)                      (41,491)

Reclassification adjustment
  for net gains included in
net
  earnings, net of taxes
                                         783           1,610          7,606         32,320

Net change                         $   5,633              $              $              $
                                                      (8,577)        17,522         (9,171)
The change in net unrealized gains (losses) on securities included in other comprehensive income represents the sum of the net unrealized holding gains and reclassification adjustments of securities net of the hedge accounting effects.  Reclassification adjustments are amounts recognized in net earnings during the current period that had been part of other comprehensive income in previous periods.  The components of the net change are summarized below:

The maturity schedule of all available-for-sale securities at amortized cost and estimated fair values is presented below. The distribution of mortgage-backed and asset-backed securities is based on contractual maturities. Actual maturities may differ because the issuer may have the right to call or prepay the obligations.

                                                September 29, 2006
                                           ----------------------------
                                           ----------------------------
                                            Amortized      Estimated
                                               Cost        Fair Value
                                           -------------  -------------
                                           -------------  -------------

Available-for-sale
Due after one year through five years                 $              $
                                                629,693        630,571
Due after five years through ten years
                                                933,436        926,479
Due after ten years
                                            17,149,170     17,166,554
Total                                                $              $
                                            18,712,299     18,723,604

Held-to-maturity
Due after ten years                         $    2,000     $    2,000

5.  LOANS AND LEASES HELD FOR SALE AND LOANS AND LEASES RECEIVABLE

Loans and leases held for sale consist of:

                                            September     December 30,
                                               29,
                                               2006           2005
                                           -------------  -------------

 Automobile                                           $              $
                                              1,632,931      1,655,849
 Real Estate
                                              1,494,431    1,171,097
 Commercial
                                                519,305     380,357
 Other consumer
                                                113,718        -
 Credit card
                                                 33,718     191,316
 Residential mortgages - 1-4 family
                                                 31,771    1,493,945
 Leases
                                                      -     203,442
 Hedge fund loans
                                                      -      45,154
 Deferred fees, net
                                              (283,761)      (271,564)
Total                                               $              $
                                             3,542,113      4,869,596

Loans held for sale included in the contribution to MLMIC in the internal reorganization described in Note 2 were Residential mortgages - 1-4 family, in the amount of $1,058,141.

Loans and leases held for sale are reported in the consolidated financial statements at the lower of aggregate cost or market value (LOCOM).
Changes in the LOCOM adjustment for the three months and nine months ended
September 29, 2006 and September 30, 2005 are summarized below:

                                Three Months Ended            Nine Months Ended
                             September     September 30,   September     September
                                29,                           29,           30,
                               2006           2005           2006           2005
                            ------------  -------------   ------------  -------------
                            ------------  -------------   ------------  -------------

Balance, beginning of        $              $   49,363     $              $   32,018
period                           56,840                        52,035
LOCOM
                               (33,882)         27,462       (29,124)         44,807
Loan sales
                                (8,573)       (35,768)        (8,573)       (35,768)
Transfer in internal
reorganization                    (586)              -          (586)              -
Foreign exchange
revaluation                          2              -             49              -

Balance, end of period       $             $   41,057      $             $   41,057
                                13,801                        13,801

Loans and leases receivable are summarized below:

                                                      September     December 30,
                                                         29,
                                                         2006           2005
                                                     -------------  -------------

Consumer
 Securities-based                                      $              $
                                                        4,501,959      3,615,171
 Residential mortgages - 1-4 family
                                                        3,605,081      4,944,726
 Delayed debit
                                                           63,855         69,633
 Residential mortgages - home equity
                                                           15,840      2,216,142
 Residential construction
                                                          -              487,154
 Unsecured
                                                          7,771          9,540
   Total consumer
                                                        8,194,506     11,342,366

Commercial
 Asset-based
                                                        9,858,181     10,818,373
 Commercial and industrial
                                                        5,092,547      4,883,422
 Real estate
                                                        4,237,617      3,919,149
 Unsecured
                                                        1,801,885      1,565,347
 Securities-based
                                                        1,567,193      1,854,573
 Hedge fund lending
                                                        1,235,931      1,195,200
 Lease financing
                                                          780,121        775,302
 Other                                                                       -
                                                            150
   Total commercial
                                                       24,573,625     25,011,366

Deferred fees, net
                                                       (245,379)      (193,575)

Total                                                  $              $
                                                     32,522,752     36,160,157

Loans included in the contribution to MLMIC in the internal reorganization described in Note 2 were as follows:

 Residential mortgages - home equity                   $
                                                        3,389,771
 Residential construction
                                                          404,027
 Commercial and Industrial
                                                          127,314
 Unsecured
                                                           11,036
 Real estate
                                                            9,989
 Residential mortgages - 1-4 family
                                                            3,357

 Deferred fees, net
                                                         85,717

Total loans transferred                                $
                                                      4,031,211

The principal balance of non-accruing loans was $203,602 and $206,152 at
September 29, 2006 and December 30, 2005, respectively.

Information pertaining to impaired loans is summarized below:

                                                    September    December 30,
                                                       29,
                                                       2006          2005
                                                   ------------- -------------

Impaired loans with an
  allowance for loan                                          $             $
loss                                                    202,352       167,881

Impaired loan purchased at a
discount
(no allowance for loan
losses)                                                   1,634             -

Impaired loans that have been charged-off
partially
(no allowance for loan
losses)                                              12,241        20,248

Total impaired loans                                       $             $
                                                       216,227       188,129

Allowance for loan
losses
  related to impaired                                     $             $
loans                                                   50,956        43,728

                                Three Months Ended             Nine Months Ended
                             September     September        September      September
                                29,           30,              29,            30,
                               2006           2005            2006           2005
                            ------------  -------------    ------------   ------------
                            ------------  -------------    ------------   ------------

Average investment
  in impaired loans           $             $                $              $
                              221,149        172,708         197,720        169,580

Interest income recognized
on
  impaired loans              $             $                $              $
                                2,479          1,802           6,384          3,131

Interest income recognized
on a
  cash basis on impaired      $             $                $              $
loans                           2,180          1,263           5,368          1,931

6.  ALLOWANCE FOR LOAN AND LEASE LOSSES AND RESERVE FOR UNFUNDED LOAN
   COMMITMENTS

Changes in the allowance for loan and lease losses are summarized below:

                                Three Months Ended               Nine Months Ended
                            September 29,     September    September 29,   September 30,
                                                 30,
                                2006             2005           2006           2005
                          ------------------ ------------- --------------- --------------
                          ------------------ ------------- --------------- --------------

Balance, beginning of           $   261,129             $     $   237,005    $   167,224
period                                            190,892
(Recovery) provision
for loan and lease                  (6,938)        47,362          34,766        107,955
losses
Recoveries, net of
charge-offs                          14,292       (9,964)         (3,426)       (46,728)
(Charge-offs, net of
recoveries)
Reserves transferred in
internal reorganization             (9,908)             -         (9,908)              -
Foreign exchange
revaluation                             (6)            -             132           (161)

Balance, end of period         $   258,569           $       $   258,569    $   228,290
                                                 228,290

Changes in the allowance for unfunded loan commitments (reported as a component of other liabilities) are summarized below:

                              Three Months Ended            Nine Months Ended
                           September     September   September 29,    September 30,
                              29,           30,
                              2006          2005          2006             2005
                          ------------- ---------------------------- -----------------
                          ------------- ---------------------------- -----------------

Balance, beginning of                $             $    $   156,252       $    99,832
period                         164,484       120,774
Net (recovery) provision
                               (3,934)         8,633          4,184            29,705
Reserves transferred in
internal reorganization        (1,416)             -        (1,416)
Foreign exchange
revaluation                          2          (56)            116             (186)

                                    -             -              -                 -
Balance, end of period            $             $      $   159,136       $   129,351
                              159,136       129,351

                       Three Months Ended                Nine Months Ended
                    September      September     September 29,     September 30,
                       29,            30,
                       2006           2005            2006              2005
                   -------------  -------------  ---------------  -----------------
                   -------------  -------------  ---------------  -----------------

Balance,                      $              $      $   156,252        $    99,832
beginning of            164,484        120,774
period
Net (recovery)
provision               (3,934)          8,633            4,184             29,705
Reserves
transferred in          (1,416)              -          (1,416)
internal
reorganization
Foreign
exchange                      2           (56)              116              (186)
revaluation

                             -              -                -                  -
Balance, end of            $              $        $   159,136        $   129,351
period                 159,136        129,351

7.  DEPOSITS

Deposits reported on the consolidated balance sheets are summarized below:

                                    September        December 30,
                                       29,
                                       2006              2005
                                   -------------     -------------

  Money market deposits and
       NOW accounts                  $                 $
                                     49,102,043        51,555,101
  Certificates of deposit
                                    1,737,372         1,228,270

  Total                              $                 $
                                   50,839,415        52,783,371

The weighted average interest rates for the nine months ended September
29, 2006 for money market deposits and NOW accounts, and certificates of deposit (including the effect of hedges), were 3.08% and 4.84%, respectively, and for the year ended December 30, 2005 were 2.74% and
4.10%, respectively.

8.  BORROWED FUNDS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

Federal funds purchased were $565,000 and $400,000 at September 29, 2006 and December 30, 2005, respectively.  Securities sold under agreements to repurchase were $957,956 and $0 at September 29, 2006 and December 30,
2005, respectively.  The weighted average interest rates for Federal funds purchased and securities sold under agreements to repurchase for September
29, 2006 were 5.03% and 5.30%, respectively, and for the year ending
December 30, 2005 were 3.75% and 2.98%, respectively.

Subordinated Debt

In connection with a credit facility between the Parent and MLBUSA (the
"Subordinated Debt Facility"), MLBUSA may borrow term subordinated debt in amounts to be agreed upon between MLBUSA and the Parent.  Individual term subordinated advances have a maturity of six years.  The maturity date of each advance automatically extends each year such that the remaining term is never less than five years.  Either the Parent or MLBUSA may determine not to automatically extend the maturity upon proper notification to the other party.  FDIC approval is required to pay down the subordinated debt as it is included as a component of regulatory capital.  The interest rate charged is one month LIBOR plus 45 basis points.  Subordinated debt outstanding as of September 29, 2006 and December 30, 2005 was $250,000.
The weighted average interest rate for the nine months ended September 29,
2006 was 5.57%.  The weighted average interest rate for the period the loan was outstanding in 2005 was 4.88%.  There were no other amounts outstanding at September 29, 2006 or December 30, 2005 under this facility.

Secured Credit Facility

MLBUSA has joined with the Parent and certain affiliates in a secured credit facility of up to $2,500,000, as described in the 2005 audited consolidated financial statements previously referenced.  MLBUSA did not have any borrowings outstanding under the secured credit facility at
September 29, 2006, or December 30, 2005.

9.  INCOME TAX

The income tax provisions are summarized as follows:

                             Three Months Ended               Nine Months Ended

                         September       September        September      September
                            29,             30,              29,            30,
                            2006           2005             2006           2005
                        -------------   ------------     ------------   ------------
                        -------------   ------------     ------------   ------------

U.S. Federal:
  Current                 $               $                $              $
                             229,630        184,586          629,405        548,312
  Deferred
                           (13,056)       (11,064)         (23,052)       (59,204)

                             216,574        173,522          606,353        489,108
State and Local:
  Current
                              21,962         18,234           52,010         59,100
  Deferred
                            (3,027)        (2,513)          (3,564)       (15,272)

                            18,935         15,721           48,446         43,828

  Total                   $               $                $              $
                           235,509        189,243          654,799        532,936

As part of the consolidated group, the Bank transfers to the Parent its current U.S. Federal, state and local tax assets and liabilities.  Amounts payable to, or receivable from the Parent are settled quarterly. A reconciliation of the statutory U.S. Federal income tax rate to the Bank's effective tax rate is as follows:

                                    Three Months Ended          Nine Months Ended

                                 September     September    September     September
                                    29,           30,          29,           30,
                                   2006          2005          2006          2005
                                ------------  ------------  -----------   -----------
                                ------------  ------------  -----------   -----------

Statutory U.S. Federal
income tax rate                     35.00%       35.00%      35.00%       35.00%
U.S. State and local income
taxes,
   net of U.S. Federal
benefit                              1.87%        1.95%       1.72%        1.94%
Dividend received deductions
                                    (0.72)%       (0.91)%      (0.79)%       (0.61)%
Other
                                    (0.33)%       (0.16)%      (0.34)%       (0.32)%

  Total
                                    35.82%       35.88%      35.59%       36.01%

10.  SECURITIZATION TRANSACTIONS AND TRANSACTIONS WITH VARIABLE
     INTEREST ENTITIES ("VIE")

Securitization Transactions

The Bank has a significant financial interest in a qualifying special purpose entity ("QSPE").  In 2001, MLBUSA securitized $648,634 of residential mortgage loans.  To securitize these assets, MLBUSA established a QSPE, Merrill Lynch Bank Mortgage Loan Trust 2001-A
("2001-A").  MLBUSA received $648,105 of proceeds from this securitization and recognized a loss of $1,032, inclusive of transaction costs.  The loss on sale of assets is determined with reference to the previous carrying amount of the financial assets transferred, which is allocated between the assets sold and the retained interests, based on their fair value at the date of transfer.

Subsequent to the securitization, MLBUSA repurchased $635,018 of securities issued by 2001-A, including the residual tranche.
Specifically, the Bank retains a 97% interest in the VIE.  Retained interests of $133,882 and $189,014 at September 29, 2006 and December 30,
2005, respectively, are recorded in available-for-sale mortgage-backed securities at fair value.  To obtain fair values, quoted market prices are used if available.  Where quotes are unavailable for retained interests,
MLBUSA generally estimates fair value based on the present value of expected cash flows using management's estimate of the key assumptions, including credit losses, prepayment rates, and discount rates, commensurate with the risks involved.

The following table presents MLBUSA's key weighted-average assumptions used to estimate the fair value of the retained interests in 2001-A at
September 29, 2006, and the pretax sensitivity of the fair
values to an immediate 10 and 20 percent adverse change in these assumptions:

Weighted average life (in
years)                                         2.81

Expected Credit losses (rate per              1.49%
annum)
10% adverse change                       $    (191)
20% adverse change                       $    (361)

Weighted average discount                     5.69%
rate
10% adverse change                       $    (787)
20% adverse change                                $
                                            (1,006)

Prepayment speed
(constant prepayment rate)                   25.00%
10% adverse change                        $    (89)
20% adverse change                       $    (173)

The sensitivity analysis above is hypothetical and should be used with caution.  In particular, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated independent of changes in any other assumption; in practice, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.  Further changes in fair value based on a
10% or 20% variation in an assumption or parameter generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear.  Also, the sensitivity analysis does not consider any hedging action that MLBUSA may take to mitigate the impact of any adverse changes in the key assumptions.

For the nine months ended September 29, 2006 and September 30, 2005, cash flows received on the retained interests were $21,782 and $72,636, respectively.  As of September 29, 2006, the principal amount outstanding and delinquencies of the 2001-A securitized mortgage loans were $140,317 and $7,955 respectively.  For the nine months ended September 29, 2006, there were no net credit losses on the 2001-A securitized mortgage loans.

In December 2005, the Bank established an asset-backed commercial paper conduit ("ABCP conduit").  MLBUSA transferred $2,509,723 of investment grade (AA+ or better) asset-backed securities to the ABCP conduit.  The
Bank received proceeds in the amount of $2,514,005 and recognized a net gain on the sale of securities of $2,150. MLBUSA did not retain any interest in this securitization but has continuing involvement with the
ABCP conduit as described in the section below.  The ABCP conduit funds its security acquisitions through the issuance of notes, including commercial paper, or the sale of its assets.

Transactions with Variable Interest Entities

A VIE is defined in FASB Interpretation No. 46R (revised December 2003),
Consolidation of Variable Interest Entities ("FIN 46R") as an entity in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties.  In the normal course of business, MLBUSA acts as a derivative counterparty, investor, transferor, guarantor and/or liquidity provider to various VIEs.  MLBUSA has entered into two transactions with VIEs for which MLBUSA was deemed the primary beneficiary and must consolidate the VIEs.  Specifically, MLBUSA loans outstanding to these two VIEs totaled $179,078 as of September 29, 2006 and $452,993 as of December 30, 2005.  The assets of the VIEs total approximately $191,779 as of September 29, 2006 and $469,149 as of December 30, 2005.  The
consolidated assets that collateralize the Bank's loans are generally loans or leases.  Holders of the beneficial interests in these VIEs have no recourse to the general credit of MLBUSA; rather their investment is paid exclusively from the assets held by the VIE.

In addition, the Bank holds a significant variable interest in three VIEs as a result of its lending and investing activities.

  o The first VIE was created to acquire automobile leases.  The Bank also has an investment position in this VIE.  As of September 29, 2006, this
   VIE has total assets of approximately $3,589.  The Bank's maximum exposure to loss as a result of its lending and investment activities in this VIE is $1,003, which assumes no collections on the outstanding loan and a complete loss on the equity investment.

  o The second VIE was created in December 2005 when MLBUSA entered into a liquidity asset purchase agreement with the previously described ABCP conduit in the amount of $5,000,000 to purchase investment grade securities from the ABCP conduit in the event the notes issued by the

   ABCP conduit are not purchased in the market.  The Bank also has a commitment to issue letters of credit in aggregate up to $200,000 in the event a credit enhancement is needed to maintain the ABCP conduit rating.  The Bank also serves the ABCP conduit as administrative agent for which it receives a fee.  A third party investor purchased a $4,500 first loss note issued by the ABCP conduit which is subordinated to all other claims and enhancements. As of September 29, 2006, this VIE has total assets of approximately $4,963,931.  MLBUSA's maximum exposure to loss as a result of its relationships is $5,200,000, which assumes the securities purchased suffer a total loss.  Fees received for these products and services totaled $7,018 during the nine months period ended September 29, 2006.

  o In June 2006, the Bank established a second asset-backed commercial paper conduit.  MLBUSA has entered into a liquidity asset purchase agreement with the conduit in the amount of $5,000,000 to purchase commercial paper securities from the ABCP conduit in the event the notes issued by the ABCP conduit are not purchased in the market.  The
   Bank also has a commitment to issue letters of credit in aggregate up to $400,000 in the event a credit enhancement is needed to maintain the conduit rating.  The conduit has purchased credit default protection to cover itself for any potential losses, on secured loans held by the conduit, up to the maximum payout of $15,000.  The Bank's maximum exposure to loss as a result of its relationships is $5,400,000, which assumes the assets purchased suffer a total loss.  Assets are required to be funded for the Bank to be subject to loss exposure.  As of
   September 29, 2006, the conduit had no assets and, therefore, MLBUSA had no loss exposure.  The Bank also serves the conduit as
   administrative agent for which it receives a fee.    No fees were
   received for these products and services during the nine month period ended September 29, 2006.

11.  COMMITMENTS, CONTINGENCIES, AND GUARANTEES

Commitments

In the normal course of business, the Bank enters into a number of off-balance sheet commitments.  These commitments expose the Bank to varying degrees of credit risk, interest rate risk, and liquidity risk, and are subject to the same credit and risk limitation reviews as those recorded on the consolidated balance sheet.

Credit Extension

The Bank enters into commitments to extend credit and letters of credit to meet the financing needs of its customers. A summary of the Bank's unfunded commitments to extend credit follows:

                                                 September     December 30,
                                                    29,
                                                    2006           2005
                                                -------------  -------------

Consumer
 Securities-based                                  $   2,216     $   10,531
 Residential mortgages - 1-4 family
                                                           -      1,185,555
 Residential mortgages - home equity
                                                      33,500      3,890,669
 Unsecured
                                                      25,058         64,115
 Residential construction
                                                          -        512,869

   Total consumer
                                                      60,774      5,663,739

Commercial
 Asset-based
                                                  10,122,646      8,225,915
 Commercial and industrial
                                                   4,830,195      2,820,475
 Real estate
                                                   1,929,486      1,214,305
 Unsecured
                                                  19,682,742     16,345,990
 Securities-based
                                                      28,032         64,723
 Hedge fund lending
                                                     334,069        304,600
 Other
                                                     26,246         42,973
   Total commercial
                                                 36,953,416     29,018,981
Total                                                     $              $
                                                 37,014,190     34,682,720

Commitments to extend credit are legally binding, generally have specified rates and maturities, and are for specified purposes.  In many instances, the borrower must meet specified conditions before the Bank is required to lend.  Commitments to extend credit that are subsequently participated to entities other than MLBUSA are excluded from the commitment amounts.  The
Bank manages the credit risk on its commitments by subjecting these commitments to normal credit approval and monitoring processes.

Unfunded commitments to extend credit have the following contractual remaining maturities at September 29, 2006:

                                                       Expires in
                                ----------------------------------------------------------
                                                  After 1        After 3
                                                  Through        Through        After
                                1 Year or Less    3 Years        5 Years       5 Years

Consumer
 Securities-based                    $     955      $   1,261        $    -        $    -
 Residential mortgages - 1-4
family                                       -              -             -             -
 Residential mortgages - home
equity                                       -             98         7,712        25,690
 Unsecured
                                                     25,058
   Total consumer
                                           955         26,417         7,712        25,690

Commercial
 Asset-based
                                     3,867,930        613,760     4,307,167     1,333,789
 Commercial and industrial
                                     3,048,125        597,256       917,920       266,894
 Real estate
                                       257,693      1,206,191       355,814       109,788
 Unsecured
                                     6,068,302      2,189,183    11,046,538       378,719
 Securities-based
                                        21,856          5,396           768            12
 Hedge fund lending
                                       334,069              -             -             -
 Other
                                       2,289         19,020        -              4,937
   Total commercial
                                  13,600,264      4,630,806    16,628,207     2,094,139
Total                                       $              $             $             $
                                  13,601,219      4,657,223    16,635,919     2,119,829

The Bank has a master repurchase agreement with the Parent and an affiliate, Merrill Lynch Government Securities, Inc. ("MLGSI") in which
MLBUSA agrees to purchase securities issued or guaranteed by the United
States of America or its agencies, and such other securities that are permissible under applicable bank regulations, and the seller agrees to repurchase the securities at a time specified at purchase (a repurchase agreement) up to a maximum of $5,000,000.  As of September 29, 2006, and
December 30, 2005 no securities had been purchased pursuant to this agreement.

The Bank is also committed to fund charges resulting from Merrill Lynch,
Pierce, Fenner & Smith Incorporated ("MLPF&S") customers' use of delayed debit cards issued by the Bank.  These advances are collateralized by either cash on deposit at the Bank or cash and securities held in the customer's MLPF&S account.  Advances outstanding as of September 29, 2006, and December 30, 2005 were $63,855 and $69,633, respectively.
For each of these types of instruments, the Bank's maximum exposure to credit loss is represented by the contractual amount of these instruments.  Many of the commitments are collateralized, or would be collateralized upon funding, and most are expected to expire without being drawn upon; therefore, the total commitment amounts do not necessarily represent the risk of loss or future cash requirements.

Liquidity Borrowing Facility

On August 5, 2006, MLBUSA has entered into a liquidity borrowing agreement with MLBT-FSB, where the Bank may lend up to $1,000,000. Interest rate charged for any advance up to the established limit will be equal to the
LIBOR rate plus 17 basis points or the Federal Funds rate plus 22 basis points.  In consideration of the foregoing commitment of the Bank,
MLBT-FSB will pay a fee of an amount equal to 8 basis points of the average daily undrawn portion of the committed credit.  There were no borrowings outstanding under this facility at September 29, 2006.

Purchases

At September 29, 2006, the Bank had committed to purchase residential mortgage loans in the amount of $933,837 expiring over the next year.

Contingencies

The Bank and its subsidiaries are involved in various legal proceedings arising out of, and incidental to, their respective businesses.
Management of the Bank, based on its review with counsel of development of these matters to date, considers that the aggregate loss resulting from the final outcome, if any, of these proceedings should not be material to the Bank's consolidated financial condition or results of operations.

Other

MLBUSA's money market and time deposits are deposited at the Bank by
MLPFS, an affiliate, as agent for certain customers.  The Bank's funding of its assets is dependent upon these deposits and the affiliate's ongoing relationships with its customers.

Guarantees

MLBUSA provides guarantees to counterparties in the form of standby letters of credit and liquidity asset purchase agreements.  Standby letters of credit are obligations issued by the Bank to a third party where the Bank promises to pay the third party the financial commitments or contractual obligations of the Bank's customer.  The liquidity asset purchase agreement is a commitment to purchase assets from certain ABCP conduits that are rated investment grade by a nationally recognized rating agency or that have an equivalent internal rating.

These guarantees are summarized at September 29, 2006:

                                Maximum
                            ayout/Notional                         Value of
      Type of Guarantee    P                 Carrying Value       Collateral
   -------------------------------------------------------------------------------

    Standby letters of      $                      $             $
   credit                   2,728,225         (17,139)           564,368      1,
                                                                 2
    Liquidity asset         $                      $             $ 4,955,838
   purchase                 5,200,000         (7,648)            3, 4
       agreement (a)
    Liquidity asset         $                     $              $           -
   purchase                 5,400,000         -                        5, 6
       agreement (b)

(1)   Marketable securities delivered by customers to MLBUSA collateralize up to $564,368 of the standby letters of credit.
(2)   In the event MLBUSA funds the standby letters of credit, the Bank has recourse via loan agreements to customers on whose behalf the
      Bank issued the standby letter of credit in the amount of
      $2,094,346.
(3)   In the event MLBUSA purchases securities pursuant to this agreement, the Bank will receive investment grade marketable securities.
(4)   The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $200,000.
(5)   In the event MLBUSA purchases assets pursuant to this agreement, the
      Bank will receive undivided interests in secured loans previously acquired or financed by the conduit.
(6)   The maximum payout/notional amount includes a commitment to issue letters of credit in the amount of $400,000.

   Expiration information for these contracts is as follows:

          Type of            Maximum        Less than  1 - 3                   Over
        Guarantee        Payout/Notional    1 Year      years     4 - 5 years 5 Years

   Standby letters of          $             $           $         $          $
   credit                 2,728,225          817,021     401,996   1,415,605  93,603
   Liquidity asset             $             $           $         $          $
   repurchase             5,200,000          5,200,000   -         -          -
   agreement (a)
   Liquidity asset             $             $           $         $          $
   repurchase             5,400,000          5,400,000   -         -          -
   agreement (b)

The standby letters of credit amounts above include two-party letters of credit issued by the Bank in conjunction with a principal protected mutual fund.  The two-party letters of credit require the Bank to pay an amount equal to the amount by which the mutual fund asset value at the end of seven years is less than the amount originally invested.  This fund is managed using an algorithm that requires holding an amount of highly liquid risk-free investments in addition to other more risky investments that, when combined, will result in the return of at least the original principal investment to the investors at maturity of the fund unless there is a significant and sudden market event.  The Bank's maximum potential exposure to loss with respect to the two-party letters of credit totals
$633,879.  Such a loss assumes that no funds are invested in risk-free investments, and that all investments suffer a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at
September 29, 2006.

Liquidity asset purchase agreement (a) is a commitment to purchase investment grade securities from an ABCP conduit formed in December 2005 to purchase securities or other financial assets and fund those purchases through the issuance of notes, including commercial paper.  The liquidity support would be called on by the ABCP conduit in the event a market disruption or other event make it difficult or impossible for the ABCP conduit to issue new notes to repay previously issued notes at their maturity.  The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $5,000,000.  Such a loss assumes that the Bank suffers a total loss on all securities held by the ABCP conduit.  As such, this measure significantly overstates the Bank's expected loss exposure at September 29, 2006.

Also related to the ABCP conduit, the Bank has committed to issue standby letters of credit.  The letters of credit act as a credit enhancement to the ABCP conduit and will be issued in variable amounts up to $200,000 as necessary to maintain the ABCP conduit rating.  No letters of credit were issued pursuant to the commitment at September 29, 2006.  The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $200,000.  Such a loss assumes that the Bank issues the letters of credit and suffers a total loss.  As such, this measure significantly overstates the Bank's expected loss exposure at September
29, 2006.

Liquidity asset purchase agreement (b) is a commitment to purchase asset backed loan receivables previously acquired or financed from conduit formed in June 2006 to purchase assets and fund those purchases through the issuance of  extendable commercial paper, callable notes and extendable notes.  The liquidity support would be called on by the conduit in the event a market disruption or other event make it difficult or impossible for the conduit to issue new notes to repay previously issued notes at their maturity.  The Bank's maximum exposure to loss with respect to the liquidity asset purchase agreement is $0 as of September 29, 2006.

Also related to this conduit, the Bank has committed to issue standby letters of credit.  The letters of credit act as a credit enhancement to the conduit and will be issued in variable amounts up to $400,000 as necessary to maintain the conduit rating.  No letters of credit were issued pursuant to the commitment at September 29, 2006.  The Bank's maximum exposure to loss with respect to the commitment to issue these letters of credit is $0.

In connection with certain asset sales and securitization transactions,
MLBUSA typically makes representations and warranties about the underlying assets conforming to specified guidelines.  If the underlying assets do not conform to the specifications, MLBUSA may have an obligation to repurchase the assets or indemnify the purchaser against any loss.  To the extent these assets were originated by others and purchased by the Bank,
MLBUSA seeks to obtain appropriate representations and warranties in connection with its acquisition of the assets.  The Bank believes that the potential for loss under these arrangements is remote.  Accordingly, no liability is recorded in the consolidated financial statements.

12.  CAPITAL REQUIREMENTS

MLBUSA is subject to various regulatory capital requirements administered by U.S. Federal and state banking agencies.  Failure to meet minimum capital requirements can result in certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on MLBUSA's consolidated financial statements.  Under capital adequacy guidelines and the regulatory framework for prompt corrective action, MLBUSA must meet specific capital guidelines that involve quantitative measures of MLBUSA's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices.  MLBUSA's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Total and Tier 1 capital (as defined in the regulation) to risk-weighted assets (as defined in the regulation), and of Tier 1 capital to average assets (as defined in the regulation).  Management believes, as of
September 29, 2006 and December 30, 2005, that the Bank meets all capital adequacy requirements to which it is subject.

As of September 29, 2006, the most recent notification from the Federal
Deposit Insurance Corporation categorized MLBUSA as "well capitalized"
under the regulatory framework for prompt corrective action. To be categorized as "well capitalized," MLBUSA must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.  There are no conditions or events since that notification that management believes have changed MLBUSA's category.

The Bank's actual capital amounts and ratios are presented in the following table:

                                                                        Minimum
                                                                      To Be "Well
                                                                  Capitalized" Under
                                                  Minimum for      Prompt Corrective
                                                    Capital
                                Actual         Adequacy Purposes   Action Provisions
--------------------------------------------------------------------------------------
                           Amount     Ratio      Amount    Ratio     Amount    Ratio
September 29, 2006
Total capital
  to risk - weighted       $          11.89%    $          8.0%   $           10.0
assets                     6,840,638             4,603,313           5,754,142%
Tier I capital to risk     $          10.73%    $          4.0%   $           6.0%
- weighted assets          6,171,930             2,301,657           3,452,485
Tier I capital to          $           9.90%    $          4.0%   $           5.0%
average assets             6,171,930             2,492,946           3,116,182

December 30, 2005
Total capital
  to risk - weighted       $          11.07%    $          8.0%   $           10.0
assets                     6,376,034             4,608,003           5,760,004%
Tier I capital to risk     $           9.95%    $          4.0%   $           6.0%
- weighted assets          5,732,776             2,304,002           3,456,002
Tier I capital to          $           9.46%    $          4.0%   $           5.0%
average assets             5,732,776             2,423,879           3,029,849

                                                                        Minimum
                                                                      To Be "Well
                                                                  Capitalized" Under
                                                  Minimum for      Prompt Corrective
                                                    Capital
                                Actual         Adequacy Purposes   Action Provisions
--------------------------------------------------------------------------------------
                           Amount     Ratio      Amount    Ratio     Amount    Ratio
September 29, 2006
Total capital
  to risk - weighted       $          11.89%    $          8.0%   $           10.0
assets                     6,840,638             4,603,313           5,754,142%
Tier I capital to risk     $          10.73%    $          4.0%   $           6.0%
- weighted assets          6,171,930             2,301,657           3,452,485
Tier I capital to          $           9.90%    $          4.0%   $           5.0%
average assets             6,171,930             2,492,946           3,116,182

December 30, 2005
Total capital
  to risk - weighted       $          11.07%    $          8.0%   $           10.0
assets                     6,376,034             4,608,003           5,760,004%
Tier I capital to risk     $           9.95%    $          4.0%   $           6.0%
- weighted assets          5,732,776             2,304,002           3,456,002
Tier I capital to          $           9.46%    $          4.0%   $           5.0%
average assets             5,732,776             2,423,879           3,029,849

The capital amounts reported as of December 30, 2005 are those of the consolidated bank as it existed on that date.  The amounts do not reflect the internal reorganization, described in Note 2, as the capital requirements apply to the organization as it existed on that date.

13.  DERIVATIVES

MLBUSA uses derivative instruments to manage its interest rate risk position.  The types of derivative instruments used and the accounting for those instruments are discussed in Note 1 in the Bank's 2005 Consolidated
Financial Statements.  MLBUSA's derivative positions at September 29, 2006 and December 30, 2005 follow:

                                           September 29, 2006      December 30, 2005
                                         Notional    Estimated Fair Value   Estimated
                                                                            Fair Value
                                        ------------ ---------------------- -----------
                                        ------------ ---------- ----------- -----------
Interest rate swaps
     Bank receives fixed/pays floating   $            $          $           $
                                         11,204,164     32,464  14,389,908     153,323
     Bank receives floating/pays fixed
                                         13,930,556    200,322  13,815,436     227,530
     Bank receives
CPI-equity\commodity linked/pays            223,218    (5,863)     133,320     (4,497)
floating
Interest rate futures
                                          2,250,000       (91)     825,000          15
Interest rate options
                                            444,023      1,002     991,126         341
Credit default swaps
                                          6,120,236   (36,979)   4,966,903    (10,775)
Principal protection guarantees
                                            448,783      6,052     521,886       7,369
Equity\commodity linked
                                            202,904      4,995     113,182       4,147
Total return swaps/credit link note
                                            448,783      (236)     686,886     (8,511)
Foreign exchange forward contracts
                                          3,885,725      9,538   2,306,864      34,000
To-be-announced security forward
contracts                                    25,000       (92)     135,000       (807)
Mortgage loan purchase commitment
                                            933,837      2,124
Rate-locked mortgage loan pipeline
                                                 -          -     390,114        (321)
Total                                    $            $          $           $
                                        40,117,229    213,236   39,275,625    401,814
Weighted average receivable interest
rate                                         5.32%                 4.13%
Weighted average payable interest rate
                                            (4.76)%                (4.17)%